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[LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion, and the incorporation by reference from Hecla Mining Company's 1993 Form 10-K, in this registration statement on Form S-3 (File No. 33-76472) of our report dated February 3, 1994, except for Note 5, as to which the date is February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of Hecla Mining Company and to the inclusion of our report dated March 15, 1994 on the supplemental consolidated financial statements of Hecla Mining Company and subsidiaries which contains an emphasis of a matter paragraph with regard to a business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. We also consent to the reference to our firm under the caption "Experts."

/s/  COOPERS & LYBRAND

Spokane, Washington
May 3, 1994